Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN ANNOUNCES EXTENSION OF EXISTING CREDIT FACILITIES

MELVILLE, N.Y., September 26, 2014 – Henry Schein, Inc. (NASDAQ: HSIC), the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners, today announced the extension of several existing credit facilities, totalling $1,775 million. The facilities comprise the following:

•	A committed $500 million revolving credit facility that is extended through September 2019. The facility’s lead arrangers and co-bookrunners were JPMorgan Securities, Inc. and HSBC Bank USA, N.A.

•	A committed $300 million facility agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd., that is extended through April 2017 based on the securitization of certain accounts receivable.

•	The company’s private placement shelf agreements that are increased by an additional $200 million to $975 million, and extended through September 2017. These shelf agreements are uncommitted and continue to be maintained with three leading insurance companies.

“We are happy to announce the extension of our credit facilities at attractive rates, which in combination with our strong cash flow, provide us with additional flexibility to take advantage of acquisition and share repurchase opportunities, as well as use them for general corporate purposes,” said Steven Paladino, Executive Vice President and Chief Financial Officer of Henry Schein. “These facilities support our long-term internal and acquisition growth strategies while maintaining a strong capital structure.”

About Henry Schein, Inc.

Henry Schein, Inc. is the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners. The Company also serves dental laboratories, government and institutional health care clinics, and other alternate-care sites. A Fortune 500® Company and a member of the NASDAQ 100® Index, Henry Schein employs more than 17,000 Team Schein Members and serves more than 800,000 customers.

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The Company offers a comprehensive selection of products and services, including value-added solutions for operating efficient practices and delivering high-quality care. Henry Schein operates through a centralized and automated distribution network, with a selection of more than 96,000 branded products and Henry Schein private-brand products in stock, as well as more than 110,000 additional products available as special-order items. The Company also offers its customers exclusive, innovative technology solutions, including practice management software and e-commerce solutions, as well as a broad range of financial services.

Headquartered in Melville, N.Y., Henry Schein has operations or affiliates in 27 countries. The Company’s sales reached a record $9.6 billion in 2013, and have grown at a compound annual rate of approximately 16 percent since Henry Schein became a public company in 1995. For more information, visit the Henry Schein website at www.henryschein.com.

CONTACTS:	Investors
Steven Paladino Executive Vice President and Chief Financial Officer steven.paladino@henryschein.com (631) 843-5500

Carolynne Borders Vice President, Investor Relations carolynne.borders@henryschein.com (631) 390-8105

Media Susan Vassallo Vice President, Corporate Communications susan.vassallo@henryschein.com (631) 843-5562

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